Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHOBANI INC.

(A DELAWARE PUBLIC BENEFIT CORPORATION)

Chobani Inc., a public benefit corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Chobani Inc.

2. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 15, 2021 under the name “Chobani Inc.”

3. This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which restates, integrates and amends the certificate of incorporation of the corporation as heretofore in effect, has been adopted by the corporation in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

4. The text of the certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Chobani Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PUBLIC BENEFIT CORPORATION AND PURPOSE

Section 3.1 Public Benefit Corporation. The Corporation shall be a public benefit corporation as contemplated by Subchapter XV of the DGCL, or any successor provisions, and it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Corporation’s conduct and the public benefit or benefits identified in this Certificate of Incorporation. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the Corporation shall be managed and operated in accordance with the DGCL, as so amended.

Section 3.2 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations, including public benefit corporations, may be organized under the DGCL. The Corporation’s specific public benefit purpose is to forge an enduring business that has a positive impact on people and the planet by:

(a) Consumers: Creating delicious, natural, nutritious products that are widely accessible to consumers;

(b) Employees: Providing a safe, supportive, inclusive work environment;

(c) Communities: Supporting positive social and economic impact in the communities in which we live and work; and

(d) Environment: Working to be good stewards of natural resources and responsible citizens of the planet.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock; Classes of Stock. The total number of shares of all classes of capital stock that the Corporation has authority to issue is _________ shares, consisting of: _________ shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), _________ shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and together with Class A Common Stock, the “Common Stock”), and _________ shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). Upon the filing and effectiveness of the Certificate of Incorporation (the “Effective Time”), all shares of the Corporation’s common stock, par value $0.001 per share (the “Old Common Stock”) issued and outstanding (or held in treasury) immediately prior to the Effective Time will be automatically, without any action by the Corporation or its stockholders, reclassified as and become one share of Class A Common Stock. No fractional shares of Class A Common Stock will be issued in connection with the reclassification of shares of Old Common Stock provided herein. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, be deemed to represent the number of whole shares of Class A Common Stock, into which such shares of Old Common Stock have been reclassified, until the same shall be surrendered to the Corporation.

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, (i) each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally and (ii) until a Sunset (as defined below) has become effective (as described below), each holder of shares of Class B Common Stock shall be entitled to 10 votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. From and after such time when the Sunset has become effective, each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. The holders of shares of Common Stock shall not have cumulative voting rights. Unless otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b) Sunset. For purposes of this Certificate of Incorporation, the “Sunset” shall be triggered at 5:00 p.m. in New York City, New York on the first Trading Day (as defined below) falling on or after the earliest to occur of the following:

(i) the Sunset Holders (as defined below) collectively cease to maintain beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least fifteen percent (15%) of the aggregate number of shares of Class B Common Stock of the Corporation beneficially owned by the Sunset Holders in the aggregate as of the date of completion of the Corporation’s initial public offering (as adjusted for stock splits, combinations, reclassifications and similar transactions), except where this provision is triggered by the death or Incapacity of the Founder, in which case, for the avoidance of doubt, sub-clause (ii) below applies; or

(ii) the 60th day after the death or Incapacity of the Founder, provided that, for purposes of this clause (ii), such date may be extended but not for a total period of longer than 12 months from the Founder’s death or Incapacity, as applicable, to a date (such date, the “Extension Date”) approved by a majority of the Independent Directors (as defined below) then in office, in which case, for the avoidance of doubt, the Sunset will become effective on such Extension Date.

(c) Definitions. For purposes of this Certificate of Incorporation, unless specifically indicated in this Certificate of Incorporation otherwise:

(i) “Change of Control Transaction” means (A) the sale, lease, exchange or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors (the “Board of Directors”), so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (B) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity; or (C) a recapitalization, liquidation, dissolution or other similar transaction involving the Corporation.

(ii) “Founder” means Hamdi Ulukaya.

(iii) “Incapacity” means that the Founder is incapable of managing his financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute regarding whether the Founder has suffered an Incapacity, no Incapacity of the Founder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(iv) “Independent Directors” means the members of the Board of Directors designated as “independent” directors in accordance with the requirements of the Stock Exchange (or if the Corporation’s equity securities are not listed for trading on a Stock Exchange, the requirements of the Stock Exchange generally applicable to companies with common equity securities listed thereon).

(v) “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Chobani Global Holdings, LLC, dated as of __________ ____, _______, as the same may be amended, modified, supplemented and/or restated from time to time.

(vi) “Permitted Transferee” means (A) FHU US Holdings, LLC so long as it remains a Qualifying Holder, (B) any other corporation, partnership or limited liability company that is a successor to FHU US Holdings, LLC so long as it remains a Qualifying Holder, (C) the Founder and (D) any other corporation, partnership, limited liability company, trust, estate or other entity that is a Qualifying Holder.

(vii) “Qualifying Holder” means any corporation, partnership, limited liability company, trust, estate or other entity in which the Founder, directly or indirectly, retains Voting Control with respect to all shares of Class B Common Stock held by any such entity, whether through the holding of shares, partnership interests, membership interests or other legally enforceable rights or through one or more other entities.

(viii) “Stock Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which initially shall be The Nasdaq Stock Market LLC (or similar national quotation system of The Nasdaq Stock Market LLC) or any successor exchange.

(ix) “Sunset Holders” means the Founder and the Qualifying Holders.

(x) “Trading Day” means any day on which the applicable Stock Exchange is open for trading.

(xi) “Voting Control,” with respect to a share of Class B Common Stock, means the power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock, whether by proxy, voting agreement or otherwise.

(d) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the Board of Directors. Except as otherwise provided under this Certificate of Incorporation, dividends shall not be declared or paid in respect of Class B Common Stock.

(e) Liquidation. Upon the dissolution, liquidation or winding-up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, (i) holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive assets available for distribution to the Corporation’s stockholders pro rata in proportion to the par value of such shares of Common Stock, up to the par value of such shares of Common Stock, (ii) the holders of Class B Common Stock shall not be entitled to receive any additional amounts above the par value of such Class B Common Stock and (iii) after the amount set forth in (i) has been paid, the holders of shares of Class A Common Stock shall be entitled to receive any remaining assets of the Corporation available for distribution to the Corporation’s stockholders ratably in proportion to the number of shares held by them.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL; provided, however, that, for the avoidance of doubt, issuance of any additional shares of Class B Common Stock are subject to Section 4.8.

Section 4.5 Redemption; Automatic Transfer; Cancellation.

(a) Redemption. The Common Stock is not redeemable.

(b) Automatic Transfer. Shares of the Class B Common Stock shall be automatically transferred to the Corporation without consideration or other action on the part of the Corporation or the holder of shares of Class B Common Stock, as follows:

(i) Exchanges. Upon the exchange of each Class B Unit for a share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the LLC Agreement, then:

(A) If an exchanging Class B Holder (as defined below) holds Class B Common Stock, one share of Class B Common Stock held by such Class B Holder for each Class B Unit exchanged shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and be retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation; and

(B) If an exchanging Class B Holder does not hold any shares of Class B Common Stock (including, for the avoidance of doubt and if applicable, after giving effect to Section 4.5(b)(i)(A) above), then the Corporation shall select, by any method it deems appropriate and after consultation with the Founder (to the extent reasonably practicable after commercially reasonable efforts) and, if the Corporation deems such consultation appropriate, other holders of Class B Common Stock, one share of Class B Common Stock held by any holder or holders of Class B Common Stock for each Class B Unit exchanged that did not have a corresponding share of Class B retired pursuant to Section 4.5(b)(i)(A) above to automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and be retired and restored to the status of authorized but unissued share(s) of Class B Common Stock of the Corporation.

(ii) Transfer from Non-Qualifying Holder. If at any time a Class B Holder (other than the Founder) is not a Qualifying Holder, then the Corporation shall (subject to notice to such Class B Holder and such Class B Holder’s right to cure within 30 days) require that any shares of Class B Common Stock held by such non-Qualifying Holder shall be automatically transferred to the Corporation for no consideration. Upon the issuance of notice by the Corporation to the holder of such shares of Class B Common Stock, the shares of Class B Common Stock specified in the notice from the Corporation shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and be retired and restored to the status of authorized but unissued share(s) of Class B Common Stock of the Corporation.

Section 4.6 No Preemptive or Subscription Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive or subscription rights.

Section 4.7 Exchange.

(a) Units. Chobani Global Holdings, LLC (the “Chobani Global Holdings”) has issued units designated as “Class A Units” (each, a “Class A Unit”), “Class B Units” (each, a “Class B Unit”) and “Class M Units” (each, a “Class M Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units (including, for the avoidance of doubt, any permitted transferee of a Class B Unit in accordance with the terms of the LLC Agreement) is referred to herein as a “Class B Holder,” and each holder of Class M Units (including, for the avoidance of doubt, any permitted transferee of a Class M Unit in accordance with the terms of the LLC Agreement) is referred to herein as a “Class M Holder.”

(b) Class B Units. Pursuant to and subject to the terms of the LLC Agreement, each Class B Holder has the right to surrender a Class B Unit to Chobani Global Holdings in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein and in the LLC Agreement and the Policy Regarding Exchanges (as defined in the LLC Agreement). Upon such exchange, a number of shares of Class B Common Stock shall be transferred and retired as set forth in Section 4.5(b).

(c) Class M Units. Pursuant to and subject to the terms of the LLC Agreement, each Class M Holder has the right to surrender his, her or its vested Class M Units to Chobani Global Holdings in exchange for the issuance of fully paid and nonassessable shares of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) in the amounts and on and subject to the terms and conditions set forth herein and in the LLC Agreement and the Policy Regarding Exchanges (as defined in the LLC Agreement).

Section 4.8 Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

Section 4.9 Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Units and Class M Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B Units and Class M Units for Class A Common Stock.

Section 4.10 Reclassifications. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Chobani Global Holdings to make corresponding changes to the Class A Units, Class B Units and Class M Units to give effect to such subdivision, combination or reclassification.

Section 4.11 Class B Transfer Restrictions. No holder of Class B Common Stock may, directly or indirectly, offer, sell, gift, assign or Transfer (as defined below) any shares of Class B Common Stock other than to the Corporation or a Permitted Transferee, unless approved by the Board of Directors or a duly authorized committee of the Board of Directors. Any attempt by a holder of Class B Common Stock to Transfer all or any part of its shares of Class B Common Stock in violation of this Section 4.12 shall be void ab initio and shall not be effective to Transfer any such shares or any interest therein, unless determined otherwise by the Board of Directors or a duly authorized committee of the Board of Directors. For purposes of this Section 4.12, “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial ownership of such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, conversion, operation of law or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, the Voting Control over a share of Class B Common Stock; provided, however, that, for the avoidance of doubt, the following shall not be considered a “Transfer” and shall not impair “Voting Control” with respect to any Qualifying Holder:

(a) the grant of a proxy to officers or directors of the Corporation pursuant to the rules of the Securities and Exchange Commission in connection with actions to be taken at an annual or special meeting of stockholders;

(b) the pledge of shares of Class B Common Stock by any Sunset Holder, whether made before or after the completion of the Corporation’s initial public offering, that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction, so long as such Sunset Holder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”;

(c) any escrow arrangement entered into by any Sunset Holder, whether before or after the completion of the Corporation’s initial public offering, so long as the Sunset Holder continues to exercise Voting Control over the shares that are subject to such escrow agreement; provided, however, that the transfer or disposition of shares of Class B Common Stock or other similar action pursuant to the terms of such escrow arrangement shall constitute a “Transfer”;

(d) the fact that the spouse of any Sunset Holder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock;

(e) if applicable, entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(f) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by a majority of the Independent Directors then in office; or

(g) the grant by the Founder of a proxy or authorization with respect to Voting Control over any shares of the Corporation over which the Founder has or shares Voting Control (including, without limitation, pursuant to any proxy or voting agreements then in place) to be in effect for a total period of no longer than 12 months from either (i) the death of the Founder or (ii) Incapacity of the Founder, including, in each case, the exercise of such proxy or authorization by such person.

For the avoidance of doubt, a “Transfer” will also be deemed to have occurred if there is a Transfer of the voting power of the voting securities of any entity that, directly or indirectly, beneficially owns any shares of Class B Common Stock, such that the previous holders of such voting rights no longer retain, directly or indirectly, Voting Control with respect to the shares of Class B Common Stock held by such holders unless the voting power is transferred to the Founder or one or more Qualifying Holders or Permitted Transferees.

Section 4.12 Legends. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER, IF ANY) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS IT MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized, subject to the rights granted to the Founder and Healthcare of Ontario Pension Plan Trust Fund (“HOOPP”) pursuant to the Stockholders’ Agreement by and between the Corporation, FHU US Holdings, LLC and HOOPP (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”).

Section 5.2 Classification; Vacancies and Newly Created Directorships; Removal.

(a) Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), prior to the Classification Date (as defined below), each director of the Corporation shall hold office for a one-year term and until the election and qualification of his or her respective successor in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. At the conclusion of the first meeting of the Board of

Directors following the Trigger Date (as defined below), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III; provided, however, that if the Trigger Date occurs after the Corporation’s proxy statement for that year’s annual meeting has been filed with the Securities and Exchange Commission, the Board of Directors shall be divided into three classes immediately following such annual meeting (the time of the classification of the Board of Directors referred to in this sentence and the proviso, the “Classification Date”). The Board of Directors shall have the exclusive power to fix the number of directors in each class and assign members of the Board of Directors already in office to Class I, Class II or Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the Classification Date; Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Date; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Date. Commencing with the first annual meeting of stockholders following the Classification Date and until the fourth annual meeting following the Classification Date (the “Fourth Meeting”), directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. Commencing with the Fourth Meeting, directors of each class, the term of which shall then or thereafter expire, shall be elected to hold office for a one-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), during such time as the Board of Directors is classified, the number of directors in each class shall be fixed solely by the Board of Directors (as determined solely by the Board of Directors). For purposes of this Certificate of Incorporation, the “Trigger Date” means the first date on which the Founder and his Affiliates (as defined in Section 13.3(a)(ii) below) cease to beneficially own (directly or indirectly) shares representing at least fifty percent (50%) of the combined voting power of the Corporation’s then-outstanding capital stock entitled to vote generally in director elections (as adjusted for stock splits, combinations, reclassifications and similar transactions), with such beneficial ownership to be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, prior to the Trigger Date, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled (i) by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, subject to the Stockholders’ Agreement or (ii) by the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon. From and after the Trigger Date, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, subject to the Stockholder’s Agreement. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification; provided, however, that during such time as the Board of Directors is classified, any director so chosen shall hold office until the next election of the class, for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) During such time as the Board of Directors is classified, any director (other than any Preferred Stock Director) may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the stock outstanding and entitled to vote on the election and removal of directors, voting together as a single class; provided, however, that prior to the Trigger Date and following the Trigger Date once the Board of Directors is declassified, any such director may be removed at any time, with or without cause, by the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the election and removal of directors, subject to the rights granted to HOOPP under the Stockholders’ Agreement. Notwithstanding the foregoing, whenever the holders of any class or series are entitled to elect one or more directors by this Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series, and not the vote of the outstanding shares as a whole, shall apply.

(d) During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Written Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. Any annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

ARTICLE VI

STOCKHOLDER ACTION

Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken upon a vote of the stockholders at an annual or special meeting duly called or may be taken without a meeting, without prior notice and without a vote by stockholder consent in accordance with Section 228 of the DGCL. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only at an annual or special meeting of stockholders duly called and may not be taken by consent of the stockholders in lieu of such a meeting. Notwithstanding the foregoing provisions of this Article VI, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) and subject to the rights granted to the Founder under the Stockholders’ Agreement, prior to the Trigger Date, a special meeting of the stockholders of the Corporation may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation and shall be called by the Secretary of the Corporation (or his or her designee) at the request of the Founder in his capacity as a stockholder of the Corporation and may not be called by any other person or persons. From and after the Trigger Date, except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) and subject to the rights granted to the Founder under the Stockholders’ Agreement, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 8.1 Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL.

Section 8.2 Applicable Restrictions to Business Combinations. Notwithstanding the provisions of Section 8.1, the Corporation shall not engage in any business combination (as defined below) at any point in time at which any class of Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 8.3 Certain Definitions. For purposes of this Article VIII:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial ownership or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article VIII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata, to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) any Principal Holder, Principal Holder Direct Transferee or Principal Holder Indirect Transferee, (B) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (C) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (C) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from one or more of the Principal Holders, beneficial ownership of fifteen percent (15%) or more of the then-outstanding voting stock of the Corporation.

(i) “Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of fifteen percent (15%) or more of the then-outstanding voting stock of the Corporation.

(j) “Principal Holders” means the Founder, HOOPP, respective current and future affiliates of the Founder and HOOPP (so long as such affiliate remains an affiliate), and their respective successors and any “group” of which any such person is part under Rule 13d-5 of the Exchange Act; provided, however, that the term “Principal Holders” shall not include (i) the Corporation or any of the Corporation’s direct or indirect subsidiaries and (ii) any of HOOPP’s portfolio companies (as such term is commonly understood).

(k) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(l) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article VIII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE IX

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X

AMENDMENT

Section 10.1 Amendment of the Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing, from and after the Trigger Date, except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VII, VIII, X, XI, XII and XIII of this Certificate of Incorporation.

Section 10.2 Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of applicable law, (a) prior to the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws, and (b) from and after the Trigger Date, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE XI

LIABILITY OF DIRECTORS

Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

In the absence of a conflict of interest, any failure to satisfy Section 365 of the DGCL shall not, for the purposes of Sections 102(b)(7) or 145 of the DGCL, or for purposes of any use of the term “good faith” in this Certificate of Incorporation or the Bylaws in regard to the indemnification or advancement of expenses of officers, directors, employees or agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

Section 11.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article XI, or the adoption of any provision inconsistent with this Article XI, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination. If the DGCL hereafter is amended to eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Section 12.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Article shall not apply to claims seeking to enforce a duty or liability created by the Exchange Act. For purposes of this Article XII, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have had notice of and consented to the provisions of this Article XII.

Section 12.2 Enforceability. If any provision of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 13.1 General. In recognition and anticipation that (a) certain directors, principals, members, officers, associated funds, employees and/or other representatives of HOOPP and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and may now engage and may continue to engage in (i) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, engages or may engage and/or (ii) other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, engages or may engage, and (b) the Founder and his Affiliates (such Persons (as defined below) identified in clauses (a) and

(b) above hereinafter referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) may now engage and may continue to engage in (i) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, engages or may engage and/or (ii) other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, engages or may engage, the provisions of this Article XIII are set forth to define and govern the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities, which shall include directly or indirectly investing, owning, managing, controlling (as defined below), consulting for or being employed by any business (each such business opportunity, a “Corporate Opportunity”), as such Corporate Opportunities may include the participation of any of the Identified Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For the avoidance of doubt, the provisions of this Article XIII are in addition to, and are not exclusive of, any other manner in which the Corporation or its Board of Directors (including a duly authorized committee thereof) may address business opportunities.

Section 13.2 Renounced Corporate Opportunities; No Duty to Refrain. To the fullest extent permitted by law, the Corporation hereby renounces, but only with respect to the Renounced Corporate Opportunities (as defined below), any interest or expectancy in, or right to be offered an opportunity to participate in, directly or indirectly, any Renounced Corporate Opportunity which may be a Corporate Opportunity for any Identified Person and the Corporation or any of its Affiliates (as defined below). To the fullest extent permitted by law, none of the Identified Persons shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage so long as they do not constitute a Core Business (as defined below) or (b) otherwise competing with the Corporation or any of its Affiliates with respect to any activity or business that is not a Core Business or pursuing any Renounced Corporate Opportunity. To the fullest extent permitted by law, an Identified Person shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person (x) engages in any business or activity that is not a Core Business Corporate Opportunity (as defined below) or (y) pursues any Renounced Corporate Opportunity. In the event that any Identified Person acquires knowledge of a potential Renounced Corporate Opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such Renounced Corporate Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Renounced Corporate Opportunity for itself, herself or himself, or offers or directs such Renounced Corporate Opportunity to another Person. Notwithstanding the other provisions of this Article XIII, a Corporate Opportunity for any Other HOOPP Fund shall be deemed to be a Renounced Corporate Opportunity with respect to HOOPP and its Affiliates and other Identified Persons unless such Corporate Opportunity came to the attention of such Other HOOPP Fund as a result of HOOPP’s investment in the Corporation or the participation by any of HOOPP’s representatives on the Board of Directors of the Corporation. For this purpose, “Other HOOPP Fund” means any Identified Person that is an associated fund invested in by HOOPP or an Affiliate of HOOPP other than any such fund that has invested in the Corporation, directly or indirectly.

Section 13.3 Additional Definitions. For purposes of this Article XIII:

(a) “Affiliate” means (i) in respect of HOOPP, any Person that, directly or indirectly, is controlled by HOOPP, controls HOOPP or is under common control with HOOPP and shall include any principal, member, director, partner, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of the Founder, any Person that, directly or indirectly, is controlled by the Founder (other than the Corporation and any entity that is controlled by the Corporation), and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation, controls the Corporation or is under common control with the Corporation (other than the Founder and HOOPP).

(b) “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c) “Core Business” means the business of manufacturing, distributing, marketing or selling yogurt, yogurt-based products or other food and beverage products that are manufactured, distributed, marketed or sold by the Corporation or its subsidiaries at the time of determination or that were manufactured, distributed, marketed or sold by the Corporation or its subsidiaries in the prior 24-month period or any business which the Board of Directors (or a duly authorized committee thereof) or any of the Corporation’s Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer (or any successor positions to the foregoing positions) is actively planning to manufacture, distribute, market, or sell at the time of determination; provided, however, that, notwithstanding anything contained herein to the contrary, the following shall not be considered to be “Core Business”: (i) manufacturing, distributing, marketing or selling coffee or coffee-based products, or tea or tea-based products; (ii) any Corporate Opportunity related to the business of manufacturing, distributing, marketing or selling cheese (whether dairy or non-dairy) or cheese-based products; and (iii) any investment in, or any and all activities pursued by, La Colombe Torrefaction LLC or Euphrates, Inc., and/or their respective subsidiaries.

(d) “Core Business Corporate Opportunity” means any Corporate Opportunity that is related to a Core Business, provided, however, that, notwithstanding anything contained herein to the contrary, the following shall not be considered to be “Core Business Corporate Opportunities”: (i) any Corporate Opportunity that the Corporation is neither financially nor legally able, nor contractually permitted, to undertake; (ii) any Corporate Opportunity that, from its nature, is of no practical advantage to the Corporation; (iii) any Corporate Opportunity, in which the Corporation has no interest or reasonable expectancy; (iv) any Corporate Opportunity that would result or results in the beneficial ownership of securities by the Founder and his Affiliates, or HOOPP and its Affiliates, respectively, of (A) five percent (5%) or less of the voting power of the publicly traded securities of any Person that engages in a Core Business or (B) any passive investment of ten percent (10%) or less of the voting power of the securities of any Person that engages in a Core Business; (v) a Corporate Opportunity, with respect to which the Board of Directors (or a duly authorized committee thereof) determines (or determined in the past 30 days) that the Corporation or its subsidiaries should not pursue as a Corporate Opportunity; and (vi) as it pertains to HOOPP and its Affiliates, any Corporate Opportunity that came to the attention of HOOPP or any of the directors, principals, members, officers, associated funds, employees and/or other representatives of HOOPP or its Affiliates other than as a result of HOOPP’s investment in the Corporation or the participation by any of HOOPP’s representatives on the Board of Directors.

(e) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) “Renounced Corporate Opportunity” means any Corporate Opportunity that is not a Core Business Corporate Opportunity.

Section 13.4 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

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This Amended and Restated Certificate of Incorporation shall become effective at ____ _____ Eastern Time on _______________ , ________.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this _______ day of ____________, _________.

Chobani Inc.

By:
	Name:	Kathy Leo
	Title:	Chief Legal Officer, General Counsel and Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION